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                                   EXHIBIT 3.1



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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  PRONET, INC.


     1. The name of the corporation is PRONET INC. The corporation's original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 29, 1982.

     2. This Restated Certificate of Incorporation restates and integrates and further amends the corporation's Certificate of Incorporation.

     3. The Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     4.   The Certificate of Incorporation as amended is restated as follows:

                                     FIRST:

          The name of the Corporation is ProNet Inc.

                                     SECOND:

          The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                     THIRD:

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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                                     FOURTH:

     A.   Authorized Shares and Classes of Stock:

          The total number of shares of stock that the Corporation shall have authority to issue is 11,000,000 shares, which shall be divided into two
     (2) classes as follows: 10,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

     B.   Preferred Stock:

          The Board of Directors of the Corporation is hereby expressly vested with authority to issue one million (1,000,000) shares of Preferred Stock, from time to time in series, with such series designation, number of shares in the series, and such powers, preferences, and rights, and qualifications, limitations, or restrictions thereof that are not fixed by this Certificate of Incorporation and as may be fixed and determined by resolution or resolutions of the Board of Directors. Shares of any series of the Preferred Stock, upon issuance, may be redeemable if entitled to a preference upon any distribution of the Corporation's assets, whether by dividend or by liquidation, over another class of stock or series of Preferred Stock of the Corporation. The Board of Directors in establishing a series of Preferred Stock is hereby authorized to fix and determine:


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          (1)  The annual rate of dividend and, if cumulative, the date from which such dividends would accumulate;

          (2) The price at which and the terms and conditions upon which shares may be redeemed;

          (3) The amount payable on shares in the event of involuntary liquidation;

          (4) The amount payable on shares in the event of voluntary liquidation;

          (5)  Sinking fund provisions for the redemption or purchase of shares;

          (6) The terms and conditions upon which shares may be converted, if the shares of any series are issued with the privilege of conversion;

          (7)  Voting rights; and,

          (8) The restrictions, if any, on the transfer of the shares of any series.

          Shares of Preferred Stock that have been redeemed or converted, or that have been issued and reacquired in any manner and retired, shall have the status of authorized and unissued Preferred Stock and may be reissued by the Board of Directors as shares of the same or any other series, unless otherwise provided with respect to any series in the resolution or resolutions of the Board of Directors creating such series.


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                                     FIFTH:

          The Board of Directors is authorized to make, alter or repeal the bylaws of the Corporation. Election of directors need not be by ballot.

                                     SIXTH:

          Liability of Directors and Indemnification

          A.   Director Liability:

          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article Sixth, nor the adoption of any provision of this certificate of incorporation inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article Sixth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Sixth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

          B.   Indemnification:

               (1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action


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     by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               (2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a


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     director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection wit the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

               (3) To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subparagraphs (1) and (2) of this Article, or in defense of any claim, issue, or matter therein, he shall be indemnified


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     against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

               (4) Any indemnification under subparagraphs (1) and (2) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such subparagraphs (1) and (2). Such determination shall be made
     (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. Notwithstanding the foregoing, a director, officer, employee, or agent of the Corporation shall be able to contest any determination that the director, officer, employee, or agent has not met the applicable standard of conduct set forth in subparagraphs (1) and (2) of this Article by petitioning a court of appropriate jurisdiction.

               (5) Expenses incurred in defending or settling a civil or criminal action, suit or proceeding by an individual who may be entitled to indemnification pursuant to subparagraphs (1) and (2) of this Article


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     shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director officer, employee, or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

               (6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subparagraphs of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

               (7) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to


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     indemnify him against such liability under the provisions of this Article.

               (8) For purposes of this Article, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or who is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

               (9) For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee, or agent of the Corporation


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     that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

               (10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.



     IN WITNESS WHEREOF, PRONET INC. has caused this Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this 31st day of July, 1987.



                              PRONET INC.



                              By: /S/ JACKIE R. KIMZEY
                                 ----------------------------------
                                   Jackie R. Kimzey, President

  ATTEST:



/S/ JAN E. CLINGER
- ------------------------------------
  Jan E. Clinger, Secretary


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STATE OF TEXAS      Section

                    Section

COUNTY OF DALLAS    Section



          Before me, a notary public, on this day personally appeared Jackie R. Kimzey, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, acknowledged that the foregoing instrument is the act and deed of PRONET INC., a Delaware corporation and that the facts stated therein are true.



          Given under my hand this 31st day of July, 1987.







[SEAL]                        /S/ SHIRLEY ANN ROBINSON
                              ---------------------------------
                              Notary Public in and for
                              The State of Texas





My commission expires:

    6/17/89

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